UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 8, 2006

FIRSTCITY FINANCIAL
CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	033-19694	76-0243729
(State of	(Commission File	(IRS Employer
incorporation)	No.)	Identification No.)

6400 Imperial Drive
Waco, Texas 76712
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (254) 761-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

During the period from December 1998 to March 2005, FirstCity Mexico, Inc. and Strategic Mexican Investment Partners, L.P. (“SMIP”), each affiliates of FirstCity Financial Corporation (“FirstCity”) and Cargill Financial Services International, Inc. (“CFSI”) and, in some instances, other investors, acquired 12 residential and commercial non-performing loan portfolios from financial institutions in Mexico (the “Mexican Portfolios”).  Each portfolio was acquired by a Mexican limited liability company (each a “Mexican SRL”) that was owned by a Delaware limited liability company formed by each investor group.  The acquisition of each portfolio was funded in part by loans provided by affiliates of the investors.  The aggregate investment interest of FirstCity in the twelve portfolios was 11% as of the end of the first quarter of 2006.  During the second quarter of 2006, FirstCity Mexico, Inc. and Cargill acquired the interests of the other investors in the Delaware limited liability companies and the loans of their affiliates to the Mexican acquisition entities.  Following these acquisitions, the FirstCity investors had an indirect aggregate investment in the Mexican Portfolios of 20%.  The FirstCity affiliates that were investors and lenders transferred their ownership interests and loans to SMIP, an entity in which FirstCity owns a 95.75% interest.

On August 8, 2006, SMIP and National Union Fire Insurance Company of Pittsburgh, Pa., American General Life Insurance Company and American General Life and Accident Insurance Company, affiliates of AIG Global Asset Management Holdings Corp. (collectively the “AIG Entities”) formed Bidmex Holding, LLP for the purpose of acquiring the Mexican Portfolios by purchasing the interests of Cargill and SMIP in eleven of the Mexican limited liability companies (the “LLCs”) and purchasing the loan portfolio of one of the Mexican limited liability companies (the “Purchased Portfolio”) for an aggregate purchase price of $1,298,820,000 Mexican Pesos, which was the equivalent of $119,258,457 U.S. Dollars as of that date (the “Aggregate Purchase Price”).  SMIP acquired 15% of the membership interests in Bidmex Holding, LLC.  A 9% interest acquired by SMIP is of equivalent standing to membership interests held by the AIG affiliates representing 85% of the membership interests.  The remaining 6% membership interest acquired by SMIP is subordinate to the other owners of interests in Bidmex Holding, LLC, who will receive the return of and a return on their contribution equivalent to an 9% internal rate of return with respect to their interests prior to SMIP receiving the return of and a return on its capital contribution equivalent to a 9% internal rate of return with respect to its 6% interest.

Also on August 8, 2006, an Interest Purchase and Sale Agreement was entered into by and among Bidmex Holding, LLC (“Buyer”), as buyer, and SMIP and CFSI (collectively, the “Sellers”), as seller, and eleven of the LLCs and the AIG entities as additional parties.  In the Interest Purchase and Sale Agreement, the Sellers and the LLCs made various representations and warranties concerning (i) the existence and ownership of the LLCs and the related Mexican SRLs, (ii) the assets and liabilities of the LLCs, (iii) taxes related to periods prior to August 8, 2006, and (iv) the operations of the LLCs and SRLs.  The Sellers agreed to indemnify the Buyer and AIG Entities from damages resulting from a breach of any representation or warranty contained in the Interest Purchase and Sale Agreement on a several and not joint basis according to their respective ownership percentages in each LLC as to any matter related to a particular LLC, or on the basis of 80% to CFSI and 20% to SMIP as to any matter that could not be identified to a particular LLC.  The indemnity obligation under the Interest Purchase and Sale Agreement survives for a period of the statute of limitations for matters related to taxes, existence and authority, capitalization and good standing of the LLCs and SRLs and for a period of two years from August 8, 2006, the closing date with respect to all other representations and warranties.  The Sellers are not required to make any payments as a result of the indemnity provisions of the Interest Purchase and Sale Agreement until the aggregate amount payable under that agreement and the Asset Purchase Agreement exceeds $250,000; however, claims related to taxes and fraud are not subject to this $250,000 threshold.  The Interest Purchase and Sale Agreement limits the liability of the Sellers for indemnifiable losses under the Interest Purchase and Sale Agreement and the Asset Purchase Agreement to the Aggregate Purchase Price (without duplication of amounts recovered pursuant to the terms of the Asset Purchase Agreement).

Also on August 8, 2006, Bidmex Holding, LLC entered into an Agreement for the Onerous Transfer of Loans and Litigious Rights (the “Asset Purchase Agreement”) between and among Residencial Oeste, S. de R.L. de C.V., as seller (the “Asset Seller”), an affiliate of CFSI and SMIP, Residencial Oeste 2, S. de R.L. de C.V., as purchaser (the “Asset Purchaser”), and CFSI, SMIP, and Bidmex Acquisition, LLC, the parent of the Asset Purchaser, as additional parties.  The Asset Purchase Agreement provides for the sale of the loan portfolio owned by the Seller to the Purchaser for a purchase price of $109,514,735 Mexican Pesos, the equivalent of $10,055,711 on the closing date, which purchase price is part of the Aggregate Purchase Price.  In the Asset Purchase Agreement, the Asset Seller and the Sellers made various representations and warranties concerning (i) the existence and ownership of the Seller, (ii) the ownership of the loan portfolio, (iii) taxes related to periods arising prior to the closing date, and (iv) the existence of the loans comprising the loan portfolio and other matters related to the loan portfolio.  The Asset Seller agreed to indemnify the Asset Purchaser from damages resulting from a breach of any representation or warranty.  The indemnity obligation under the Asset Purchase Agreement survives for a period of the statute of limitations for matters related to existence and ownership of the Seller, ownership of the loans, and taxes for periods prior to August 8, 2006, and for a period of two years from August 8, 2006, with respect to all other representations and warranties.  The Seller is not required to make any payments as a result of the indemnity provisions of the Asset Purchase Agreement until the aggregate amount payable under that Agreement exceeds $25,000; however, claims related to taxes and fraud are not subject to this $25,000 threshold.  The Interest Purchase and Sale Agreement limits the liability of the Sellers for indemnifiable losses under the Asset Purchase Agreement to the Aggregate Purchase Price.

In connection with the Interest Purchase and Sale Agreement, Recuperación de Carteras Mexicanas, S. de R.L. de C.V., as optionor (RCM”), an affíliate of SMIP and CFSI, granted a put option dated August 8, 2006 Bidmex Holding, LLC, as optionee, pursuant to the terms of a Put Option Agreement by and among RCM, Bidmex Holding, LLC, and Bidmex 6, LLC, the parent entity of RCM and SMIP.  RCM granted a put option to Bidmex Holding, LLC related to the purchase of any loan of Solución de Activos Residenciales, S. de R.L. de C.V. or Solución de Activos Comerciales, S. de R.L. de C.V., each a Mexican SRL, if any borrowing on a loan made by those entities has filed or files a challenge in a legal proceeding related to any such loan based on, in addition to any other defense claims, a claim on grounds related to the Mexican Supreme Court Ruling that has put into issue the actions required for transfer of loans by Mexican financial institutions after August 2003, provided that any such challenge is asserted on or before the earlier of (i) the reversal of the Supreme Court Ruling, or (ii) February 1, 2008.  The purchase price for any loan under the put option is to be the allocated purchase price set by the parties for the loan, plus certain expenses related to the transfer and collection of the loan, plus any taxes paid or payable with respect to the cash flow from each loan, reduced by any cash flow received by Bidmex Holding, LLC with respect to the loan.

Also in connection with the Interest Purchase and Sale Agreement, FirstCity executed a Guaranty dated as of August 8, 2006, in favor of Bidmex Holding, LLC, Asset Purchaser, and the AIG Entities, pursuant to which FirstCity guaranteed that FirstCity would cause and enable SMIP to perform its obligations under the Interest Purchase and Sale Agreement and Asset Purchase Agreement, that SMIP would perform and fulfill its obligations under those agreements and also that the payments provided for in those agreements would be promptly paid when due.  FirstCity’s obligations under the Guaranty are subject to any beneficiary obtaining judgment against SMIP regarding the performance of any obligation for which such beneficiary is seeking FirstCity’s guaranty.

Nature of Material Relationship with Cargill and CFSI

FirstCity has had a significant relationship with Cargill and CFSI and their subsidiaries and affiliates since 1991.  Since that time, FirstCity and Cargill have formed a series of acquisition partnerships through which they have jointly acquired over $7.3 billion in face value of portfolio assets.  Cargill or its affiliates are the investor in the vast majority of the acquisition partnerships currently in existence.  Additionally, CFSC Capital Corp. XXX, an affiliate of Cargill and CCC II, provides acquisition financing to the acquisition partnerships.  The acquisition partnerships presently have outstanding indebtedness of approximately $7.6 million payable to CFSC Capital Corp. XXX as of July 31, 2006.  FirstCity and Cargill

are each investors in MCS et Associes, a French asset servicing company, through which FirstCity and Cargill purchase pools of portfolio assets in France and in other regions of Western Europe.

Jeffery D. Leu, President of the Value Investment Group of Cargill, has been a director of FirstCity since December 2000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRSTCITY FINANCIAL CORPORATION

Date: August 14, 2006	By:	/s/ J. Bryan Baker
J. Bryan Baker
Senior Vice President and Chief Financial Officer